CUARTO: GASTOS:

QUINTO: COMPETENCIA TERRITORIAL:

Agregue Ud. Señor Notario lo de ley.

STRATOS DEL PERÚ S.A.C

GABINETE TÉCNICO DE COBRANZAS S.A.C.

EL BANCO

Mauricio Bustamante Zegarra
Gerente
Oficina Banca Empresas San Isidro

Guillermo Chanduví Pastor
Gerente Regional de Banca Empresas I

EL BANCO

Leonor Avendaño
Gerente Negocios Globales
Área de Servicios Jurídicos

Señor Notario:	MISTER NOTARY:

Sírvase Ud. extender en su Registro de Escrituras Públicas una de RESOLUCION DE CONTRATO DE COMISIÓN DE CONFIANZA que celebran las siguientes partes:	Kindly register in your Registry of Public Deeds one in which figures the ESCROW AGREEMENT TERMINATION entered into by the following parties:

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BANCO CONTINENTAL a la que se denominará EL BANCO, con R.U.C. 20100130204, con domicilio en Av. República de Panamá 3055, San Isidro, provincia y departamento de Lima, debidamente representada por la firma conjunta de los señores Javier Mauricio Bustamante Zegarra, identificado con DNI Nº 29271657 y Guillermo Mario Chanduvi Pastor, identificado con DNI Nº 09542202, ambos, quienes actúan según poderes inscritos en el asiento C-209 de la Partida 11014915 del Registro de Personas Jurídicas de Lima a la que en lo sucesivo se le denominará el Banco.

BANCO CONTINENTAL, identified with Taxpayer’s Registration (RUC) Nº 20100130204 and domiciled at Av. República de Panamá N° 3055, district of San Isidro, province and department of Lima, duly represented by Mr. Javier Mauricio Bustamante Zegarra, identified with National Identity Card (DNI) N° 29271657, and by Mr. Guillermo Mario Chanduvi Pastor, identified with National Identity Card (DNI) Nº 09542202, according to the powers of attorney subscribed in the Electronic Filing Card Nº 11014915 of the Registry of Legal Entity of Lima, hereinafter the “Bank”.

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GABINETE TÉCNICO DE COBRANZAS S.A.C., con RUC Nº. 20389470521, con domicilio en Los Cipreses Nº 355, San Isidro, Lima, debidamente representada por su Gerente General, el señor Juan Antonio Pizarro Sabogal, identificado DNI Nº 07794505 facultados según poderes inscritos en Partida Nº 11037775 del Registro de Personas Jurídicas de Lima, a quien en adelante se le denominará la Vendedora; y

GABINETE TÉCNICO DE COBRANZAS S.A.C. identified with Taxpayer’s Registration (RUC) Nº 20389470521 and domiciled at Los Cipreses No. 355, San Isidro, Lima,, duly represented by Mr. Juan Antonio Pizarro Sabogal, identified with National Identity Card (DNI) Nº 07794505, both according to the powers of attorney subscribed in the Electronic Filing Card Nº 11037775 of the Registry of Legal Entity of Lima, hereinafter the “Seller”; and,

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STRATOS DEL PERÚ S.A.C., con RUC N° 20515769774, y domicilio en Av. Canaval y Moreyra N° 380 Oficina N° 401, San Isidro, Lima, debidamente representada por el Sr. Carlos Antonio Salas Vinatea, con DNI N° 09378202, según poderes que corren inscritos en la Partida Electrónica N° 11995912 del Registro de Personas Jurídicas de Lima, a quien en adelante se le denominará la Compradora.

STRATOS DEL PERU S.A.C., identified with Taxpayer’s Registration (RUC) Nº 20515769774 and domiciled at Av. Canaval y Moreyra No. 380, Oficina No. 402, San Isidro, Lima, duly represented by Mr. Carlos Antonio Salas Vinatea, identified with National Identity Card (DNI) Nº 09378202, both according to the powers of attorney subscribed in the Electronic Filing Card Nº 11995912 of the Registry of Legal Entity of Lima, hereinafter the “Purchaser”.

Para los propósitos de este Contrato, a la Vendedora y a la Compradora, se les denominará conjuntamente, las Partes.		For this Agreement, the Seller and the Purchaser shall be hereinafter denominated as the Parties.

El presente Contrato se celebra en los términos y condiciones siguientes:		The agreement hereof is performed according to the following terms and conditions:

PRIMERO: ANTECEDENTES:		FIRST: BACKGROUND

1.1	Con fecha 18 de Octubre de 2007, el Banco y las Partes celebraron un Contrato de Comisión de Confianza (en adelante, el Contrato de Escrow) por medio del cual, las Partes instruyeron al Banco para que abra una Cuenta Corriente N° 0011-0372-01-0100017532 en Dólares Americanos, con el nombre de Cuenta Escrow Contingencias, a nombre de la Vendedora.	1.1
Dated on October, 18th, 2007, the Bank, and the Parties subscribed the Escrow Agreement (hereinafter, the Escrow Agreement) in virtue of which the Parties instructed the Bank in order to open the Account N° 0011-0372-01-0100017532 in American Dollars, denominated “Escrow Contingencies Account”, in favor of the Seller.

La Cuenta Escrow Contingencias estaría sujeta a los términos y condiciones establecidos en el Contrato señalado en el párrafo anterior, y/o a las que en el futuro se pudieran modificar y/o establecer, previo acuerdo unánime entre las partes aquí intervinientes.

The Contingencies Escrow Account should be subject to the terms and conditions indicated on the Agreement described herein, and/or its future modifications or establishments, prior unanimous agreement between the intervening parties.

1.2	Mediante una Primera Adenda celebrada el 30 de Octubre de 2007, las partes acordaron modificar los términos y condiciones del numeral 3.2. del Contrato de Escrow, indicando que a más tardar el 15 de noviembre del 2007, la Vendedora depositaría en la Cuenta Escrow la suma de US$ 350,000.00 (Trescientos Cincuenta Mil y 00/100 Dólares), que corresponde al 7.74% del precio de compraventa del Equipo.	1.2
By First Amendment entered into on November 9th, 2007, the parties agreed to modify the terms and conditions indicated on numeral 3.2. of the Escrow Agreement, indicating that no longer than November 15th, 2007, the Seller shall deposit on the Escrow Account the amount of US$ 350,000.00 (Three Hundred Fifty Thousand and 00/100 American Dollars), which represents the 7.74% of the equipment purchase price.

1.3	Las Partes declaran que se ha cumplido con el depósito indicado en el numeral 3.2. del Contrato Escrow.	1.3	The Parties declare that the deposit indicated on numeral 3.2. of the Escrow Agreement, has been fulfilled.

SEGUNDO: DEL OBJETO DEL CONTRATO:	SECOND: OBJECT
Por medio de la presente, conforme lo dispuesto por el Artículo 1371 del Código Civil, el Banco y las Partes por convenir a sus intereses, deciden resolver el Contrato de Escrow señalado en la Cláusula Primera.

By means of the document hereof, according to the indicated on Article 1371 of the Civil Code, the Bank and the Parties by their own interest, decide to terminate the Escrow Agreement indicated on Clause First.

TERCERO: EFECTOS DEL CONTRATO:	THIRD: AGREEMENT EFFECTS:

Como consecuencia de lo detallado en la cláusula anterior, queda extinguida la relación jurídica existente entre el Banco y las Partes contratantes y la cesación de los efectos generados por dicho contrato, por lo que el Banco y las Partes acuerdan restituirse las prestaciones derivadas del mismo a su entera satisfacción y conformidad, surtiendo sus efectos desde la fecha de la celebración de la presente resolución de contrato.

As a consequence of the detailed on the previous clause, the legal relation between the Bank and the Parties, as well as the conclusion of the effects of such assignment are extinguished, for which the Bank and the Parties agree to restitute the obligations derived from the agreement on their entire satisfaction and conformity, having effect since the enter into of this termination agreement.

Sin perjuicio de lo establecido en el presente documento, las Partes manifiestan de común acuerdo que el Vendedor no se encontrará liberado del cumplimiento de cualquier obligación derivada de las contingencias indicadas en el numeral 3.1 de la cláusula tercera del Contrato de Escrow, es decir que de ocurrir cualquier supuesto previsto como contingencia en dicho Contrato y que se encontraba garantizado con el dinero depositado en la Cuenta Escrow, ésta deberá ser cubierta por la Vendedora para no perjudicar a el Comprador.

Notwithstanding the indicated on this document, the Parties agree that the Seller shall not be liberated from the fulfillment of all the obligations arising the contingencies indicated on numeral 3.1 of clause third of the Escrow Agreement, this means that in case of incurring in any suppose established as a contingency in such agreement and which was guaranteed with the deposited money on the Escrow Account, shall be covered by the Seller so the Purchaser shall not be damaged.

Asimismo, las partes declaran que el plazo indicado en el numeral 3.3.1 de la cláusula tercera del Contrato Escrow culminará indefectiblemente el 30 de Octubre del 2009.	Furthermore, the parties declare that the term indicated on numeral 3.3.1 of the third clause of the Escrow Agreement shall conclude indefectibly on October 30th 2009.

La Vendedora se obliga frente a el Comprador a instruir y dar facultades a la empresa Stratos Renewables Corp. para retener, descontar o compensar el monto de cualquier contingencia según lo define el Contrato de Escrow con cualquier suma de dinero o derecho que la Vendedora tenga por cobrar con Stratos Renewables Corp., incluido el monto principal así como los intereses y demás conceptos que pueda generar.

The Seller is bound before the Purchaser to instruct and grant faculties to Stratos Renewables Corp. in order to retain, deduct or offset the amount of any contingency according to the defined on the Escrow Agreement whith any amount or right that the Seller has pending of payment with Stratos Renewables Corp., including the principal amount as well as the interests and other concepts which could be generated.

CUARTO: GASTOS:	FOURTH: EXPENSES

Las Partes acuerdan que todos los gastos que origine la celebración y ejecución de este acto serán asumidos por las Partes.	The Parties agree that all the expenses originated from the entering into and execution of this act shall be assumed by the Parties.

QUINTO: COMPETENCIA TERRITORIAL:	FIFTH: TERRITORIAL COMPETENCE

Para efectos de cualquier controversia que se genere con motivo de la celebración de este contrato, el Banco y las Partes se someten a la competencia territorial de los jueces y tribunales de la ciudad de Lima.
The Bank, the Purchaser, and the Seller, are subject to the competence of the judges and tribunals of the Jurisdictional District of Lima for any controversy arising from this agreement.

Agregue Ud. Señor Notario lo de ley.	Mr. Notary kindly add the clauses of Law and the corresponding inserts.

Hecho y suscrito en dos copias idénticas en Lima a los 01 días del mes de Julio de 2008.	Made and signed in two identical copies in Lima on July, 1st 2008.

STRATOS DEL PERÚ S.A.C	GABINETE TÉCNICO DE COBRANZAS S.A.C.

EL BANCO	EL BANCO